Exhibit 10.1

STOCK PURCHASE AGREEMENT
by and among
BETA CAPITAL CORP.,
RONALD D. MAXSON, THE SOLE SHAREHOLDER OF BETA CAPITAL CORP.,
and
SECURITY NATIONAL FINANCIAL CORPORATION

Dated Effective June 1, 2018

i

3.14 Legal Compliance	15

3.15 Litigation	15

3.16 Environmental Matters	15

3.17 Employees	16

3.18 Employee Benefits	16

3.19 Customers and Suppliers	17

3.20 Transactions with Related Persons	17

3.21 Insurance	17

3.22 No Brokers' Fees	17

3.23 Sales Reports	17

3.24 Accuracy of Due Diligence Materials	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING BUYER	18

4.1 Organization and Authority	18

4.2 No Conflicts	18

4.3 No Brokers' Fees	18

4.4 Litigation	18

4.5 Financial Resources	18

4.6 Investment Intention	19

4.7 Condition of the Business	19

4.8 Collection of Receivable	19

ARTICLE V POST-CLOSING COVENANTS	19

5.1 Payment of Transfer Taxes	19

5.2 Retention of and Access to Books and Records	19

5.3 Tax Matters	19

ARTICLE VI INDEMNIFICATION	21

ii

6.1 Indemnification by Seller	21

6.2 Indemnification by Buyer	21

6.3 Survival and Time Limitations	22

6.4 Limitations	22

6.5 Manner of Payment	23

6.6 Third-Party Claims	24

6.7 Direct Claims	25

6.8 Exclusive Remedy	25

ARTICLE VII MISCELLANEOUS	26

7.1 Further Assurances	26

7.2 No Third-Party Beneficiaries	26

7.3 Entire Agreement	26

7.4 Successors and Assigns	26

7.5 Counterparts	26

7.6 Notices	26

7.7 Attorney Fees	27

7.8 Governing Law	27

7.9 Amendments and Waivers	27

7.10 Severability	27

7.11 Expenses	28

7.12 Interpretation	28

7.13 Specific Performance	28

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is entered into effective as of June 1, 2018 (the "Closing Date"), by and among Security National Financial Corporation, a Utah corporation ("Buyer"), Beta Capital Corp., a Virginia subchapter S corporation (the "Company"), and Ronald D. Maxson, the sole shareholder of the Company ("Seller").
STATEMENT OF PURPOSE
A. The Company is a corporation duly organized, existing and in good standing under the laws of the State of Virginia with authorized capital stock of Five Thousand (5,000) shares of common stock with no par value per share (the "Common Stock"), of which 100 shares are issued and outstanding and are owned beneficially and of record by Seller (the "Shares").  Seller owns all of the issued and outstanding Shares of the Company;
B. Buyer desires to acquire from Seller, and Seller desires to sell and transfer to Buyer, all of the Shares on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of these premises and the mutual and dependent representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
 DEFINITIONS
As used in this Agreement, the following terms have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):
 "Affiliate" means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, the specified Person.
 "Agreement" is defined in the opening paragraph.
"Assignment Agreements" means, collectively, all Contracts and other assignment agreements relating to the assignment of interests in life insurance policies and annuity contracts or the proceeds thereof or the death benefits related thereto, to which the Company is a party as of the Closing Date.
"Business" means the business of insurance and annuity assignment claims processing for the death care industry and the cash-out of beneficiary claims on life insurance policies and annuity contracts following death.
"Business Day" means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed.

"Buyer" is defined in the opening paragraph.
"Bylaws" means those certain Bylaws of the Company dated as of February 8th, 1996.
"Closing" is defined in Section 2.5.
"Closing Payment" is defined in Section 2.3.
"Closing Date" is defined in the opening paragraph.
"Code" means the Internal Revenue Code of 1986, as amended.
"Collection Period" is defined in Section 2.4.
"Common Stock" is defined in the recitals.
 "Company" is defined in the opening paragraph.
"Consent" means any consent, approval, authorization, permission or waiver.
"Contract" means any contract, obligation, commitment, lease, license, purchase order or other agreement, whether written or oral, together with all amendments and other modifications thereto.
"Control", or any derivation thereof, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through the ownership of securities or of partnership or other ownership interests, by contract or otherwise), provided, however, that, in any event, any Person that owns or holds, directly or indirectly, at least 10% of the voting securities or at least 10% of the partnership or other equity interests of any other Person (other than as a limited partner of such Person) will be deemed to Control such other Person.
"Direct Claim" is defined in Section 6.7.
"Employee Benefit Plan" is defined in Section 3.18.
"Encumbrance" means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, license, covenant or other restriction of any kind or nature.
"Environmental Laws" means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement currently in effect relating to the protection the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

"Environmental Permits" is defined in Section 3.16.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Escrow Account" is defined in Section 2.3.
"Escrow Agent" is defined in Section 2.3.
"Escrow Agreement" is defined in Section 2.6.
"Escrow Amount" is defined in Section 2.3.
"Financial Statements" is defined in Section 3.5.
 "GAAP" means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.
"Governmental Body" means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.
"Indebtedness" means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) capitalized lease obligations of such Person; and (d) any other obligation or amount owed constituting a Liability.
"Indemnified Party" is defined in Section 6.3.
"Indemnifying Party" is defined in Section 6.3.
"Intellectual Property" means all intellectual property rights of every kind and nature whatsoever.
"IRS" means the U.S. Internal Revenue Service.
"Knowledge of Seller", "Seller's Knowledge" or similar phrases means the present actual, conscious knowledge of facts, matters or circumstances of Ronald D. Maxson, and facts, matters or circumstances of which he reasonably ought to know.
"Law" means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

"Lease" is defined in Section 3.10.
"Lease Agreement" is defined in Section 2.3.
"Leased Real Property" is defined in Section 3.10.
"Liabilities" means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
"License" is defined in Section 3.12.
"Losses" means any losses, liabilities, obligations, damages, demands, claims, suits, actions, judgments or causes of action, assessments, penalties, fines, Taxes, costs and expenses (including interest, penalties, reasonable attorneys' fees and costs, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim), and any and all amounts paid in settlement of any claim or litigation.
"Material Adverse Change" and "Material Adverse Effect" means any change or effect (i) that is materially adverse to the financial condition or results of operations of the Company, or (ii) that materially and adversely affects the ability of Seller to consummate the Transactions.
"Most Recent Balance Sheets" is defined in Section 3.5.
"Order" means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
"Organizational Documents" means (a) the certificate or articles of incorporation, formation or organization, (b) the bylaws, operating agreement or limited liability company agreement, (c) any documents comparable to those described in clauses (a) and (b) as may be applicable pursuant to any Law and (d) any amendment or modification to any of the foregoing.
"Outstanding Receivables" means all receivables outstanding as of the Closing Date pursuant to the Assignment Agreements.  Each such receivable is an "Outstanding Receivable".
"Parties" means Buyer, Seller, and the Company.
"Pension Plan" is defined in Section 3.18.
"Permit" means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.
"Permitted Encumbrances" means those Encumbrances set forth on Schedule 1.1.
"Person" means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

"Purchase Price" is defined in Section 2.3.
"Proceeding" means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.
"Receivables Payment" is defined in Section 2.4.
"Receivable Period" is defined in Section 2.4.
"Receivable Value" means the aggregate amount of the Outstanding Receivables as of the Closing Date.
"Related Person" means (a) with respect to a specified individual, any member of such individual's Family and any Affiliate of any member of such individual's Family and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals.  The "Family" of a specified individual means the individual, such individual's spouse, any other individual who is related to the specified individual or such individual's spouse within the first degree.
"Representative" means, with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
 "Ronald D. Maxson Liability" is defined in Section 2.2.
 "Security National Financial Corporation" is defined in the opening paragraph.
"Seller" is defined in the opening paragraph.
"Shares" is defined in the recitals.
"Subsidiaries" means, collectively, any subsidiary of the Company.
"Tax" means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, stamp, customs duties, franchise, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, value added, general service, alternative or add-on minimum or other tax of any kind whatsoever, however denominated, and will include any interest, penalty, or addition thereto, whether disputed or not.
"Tax Returns" is defined in Section 3.13.
"Third-Party Claim" is defined in Section 6.6.
"Transaction Documents" means this Agreement and all other agreements, documents and certificates contemplated hereby or thereby or executed in connection herewith or therewith.

"Transactions" means the transactions contemplated by the Transaction Documents.
"Uncollected Receivables" is defined in Section 2.4.
"Uncollected Receivables Notice" is defined in Section 2.4.
ARTICLE II
 SALE AND PURCHASE OF SHARES
2.1
Sale and Purchase of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall grant, sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all of the issued and outstanding Shares of the Company free and clear of any Encumbrance.

2.2
Ronald D. Maxson Liability.  At Closing, Ronald D. Maxson shall assume and agree to pay, discharge or perform, as appropriate, all Indebtedness owed by the Company to Ronald D. Maxson as of the Closing Date (the "Ronald D. Maxson Liability"), and Seller agrees to provide Buyer with a release from Ronald D. Maxson that fully releases and discharges the Company from all claims, debts, demands, causes of action, suits and Liabilities on account of or arising out of the Ronald D. Maxson Liability.

2.3	Purchase Price.
(a) The purchase price for the Shares (the "Purchase Price") shall be an amount equal to the sum of (i) $890,000, plus (ii) the Receivable Value.  The Purchase Price shall be subject to adjustment in accordance with Section 2.4.
(b) The Purchase Price shall be paid as follows:
(i) At Closing, Buyer shall pay an amount equal to the sum of (A) $890,000, plus (B) the Receivable Value (such amount, the "Closing Payment"), as follows:  (y) an amount equal to $175,000 of the Closing Payment (the "Escrow Amount") shall be paid to the escrow account (the "Escrow Account") designated by Sykes, Bourdon, Ahern & Levy, P.C., acting as escrow agent (the "Escrow Agent"), by wire transfer of immediately available funds, to be held by the Escrow Agent for a period of eighteen (18) months after the Closing Date pursuant to the terms and conditions of the Escrow Agreement (as defined below); and (z) the balance of the Closing Payment remaining after the amount paid pursuant to subsection (y) shall be paid to Seller by wire transfer of immediately available funds to an account designated by Seller prior to Closing.  In addition to the Escrow Amount, prior to Closing, Seller shall estimate the amount of outstanding, accrued or unpaid Liabilities and Indebtedness owed by the Company as of the Closing Date, including but not limited to salaries, commissions, employment taxes, and accounts payable (the "Trailing Liabilities"); and leave a cash balance in the Company's checking account at Closing, in the amount of at least two hundred percent (200%) of such estimate (the "Cash Amount").  Sixty (60) days after Closing, the Company shall provide Seller with an accounting of all post-closing payments by the Company of Trailing Liabilities from the Cash Amount and transfer the remaining balance of the Cash Amount to Seller.  In the event the Cash Amount is insufficient to satisfy the entire amount of the Trailing Liabilities, payment shall be made immediately by Seller to Buyer, until Buyer has been reimbursed, in full, for the total amount of the Trailing Liabilities.

(c) The Parties shall enter into a lease for the office space currently occupied by the Company at 4007 Seaboard Court, Suite 1, Portsmouth, Virginia 23701 for an amount of $3,000 per month for a period of two years (the "Lease Agreement"), in the form attached hereto as Exhibit E.
2.4	Receivable Payment.
(a) Attached hereto as Schedule 2.4 is the Company's calculation of the Receivable Value, together with a listing of all Assignment Agreements, and their respective Outstanding Receivable amounts, included in the calculation of the Receivable Value.
(b) During the period from the Closing Date until the date that is 18 months after the Closing Date (the "Collection Period"), Buyer shall, and shall cause the Company to, use commercially reasonable efforts to collect all Outstanding Receivables and to act in good faith in connection with its receipt and application of the Outstanding Receivables and all related discussions with account debtors and other Persons.
(c) Within 15 Business Days after expiration of the 18 month period following the Closing Date (the "Receivable Period"), Buyer shall provide written notice to Seller (the "Uncollected Receivables Notice"), with reasonable supporting detail, of (i) the amounts of the Outstanding Receivables included in the Receivable Value that have not been collected in full by Buyer or any of its Affiliates (including for such purpose the Company) during the Receivable Period (collectively, the "Uncollected Receivables") and (ii) the Uncollected Receivables in relation to which Buyer has elected to require Seller to reimburse to Buyer pursuant to this Section 2.4(c) (the "Receivables Payment").  The Receivables Payment shall be paid to Buyer, from any available amount of the Escrow Amount then held in the Escrow Account, which amount shall be paid to Buyer within 10 Business Days after Seller's receipt of the Uncollected Receivables Notice, in accordance with the Escrow Agreement.  The balance; if any, of the Escrow Amount, after disbursement of the Receivables Payment, shall be disbursed and paid to Seller by Escrow Agent.
2.5
Closing.  The closing of the Transactions (the "Closing") will take place at the offices of the Company in Portsmouth, Virginia (or remotely by electronic exchange of documents and signatures).  The Closing shall be deemed effective as of 12:01 a.m. local time on the Closing Date.

2.6	Closing Deliveries.
At the Closing:
(a) Seller shall deliver, or cause to be delivered, to Buyer:

(i)	an instrument of assignment, in substantially the form attached hereto as Exhibit A, executed by Seller assigning to Buyer all of Seller's Shares;

(ii)
an Assignment and Assumption Agreement with respect to the Ronald D. Maxson Liability and a Release from the Ronald D. Maxson Liability in substantially the form attached hereto as Exhibit B, executed by the Company and Ronald D. Maxson;

(iii)	an Escrow Agreement, in substantially the form attached hereto as Exhibit C (the "Escrow Agreement"), executed by Seller;
(iv)	a Noncompete Agreement, in substantially the form attached hereto as Exhibit D, executed by Seller;
(v)
a certificate of the Secretary of the Company certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents and a Certificate of Good Standing thereof, certifying and attaching all requisite resolutions or actions of the Company's board of directors approving the execution and delivery of each of the Transaction Documents and the consummation of the Transactions and certifying to the incumbency of the officers of the Company executing the Transaction Documents;

(vi)	written resignations of the officers of the Company other than the individuals set forth on Schedule 2.6(a)(vi);
(b) Buyer shall deliver, or cause to be delivered:
(i)                                   the Closing Payment;
(ii)                                  the Escrow Agreement, executed by Buyer;
(iii)	the Lease Agreement attached hereto as Exhibit E, executed by Buyer;
(iv)
a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents and a Certificate of Good Standing thereof, certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of each of the Transaction Documents and the consummation of the Transactions and certifying to the incumbency of the officers of Buyer executing the Transaction Documents.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Schedules to this Agreement, Seller hereby represents and warrants to Buyer as follows as of the Closing Date:
3.1	Organization and Qualification.

(a) The Company is a subchapter S corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as it is now being conducted.  The Company is duly qualified or registered to transact business under the applicable Law of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration other than in such jurisdictions where the failure to be so qualified or registered under the applicable Law would not have a Material Adverse Effect.

3.2	Capitalization.
(a) The authorized capital stock of the Company as of the date of this Agreement consists of Five Thousand (5,000) shares of common stock with no par value per share, of which one hundred (100) shares are validly issued and outstanding, fully paid and nonassessable, and all of which are owned beneficially and of record by Seller, free and clear of all Liens, except for any Liens disclosed in Schedule 3.2.  There are no outstanding securities, obligations, rights, subscriptions, warrants, options, charter or founders insurance policies, phantom stock rights, or (except for this Agreement) other Contracts of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Company (or any interest therein) or any security or Liability of any kind convertible into or exchangeable for any shares of capital stock of the Company (or any interest therein) or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of the Common Stock, or any rights to participate in the equity, income, or election of directors of the Company.
(b) Seller holds of record and owns beneficially 100 Shares free and clear of all Encumbrances (other than Permitted Encumbrances).  Seller's 100 Shares represent all issued and outstanding Shares of the Company and are represented by certificates three and five.
(c) Seller and the Company have only issued the five stock certificates provided to Buyer in connection with the Shares of the Company.  Certificates one and two have been surrendered to the Company.
(d) Stock certificate four is lost, and the appropriate lost certificate affidavit is reflected in the Company's stock book.  Certificate five was issued in replacement of certificate four.  Seller will surrender certificate four to the Company if found, and Seller will indemnify Buyer for any and all losses associated with the lost certificate four.
(e) The Company does not control (whether directly or indirectly, whether through the ownership of securities or by Contract or proxy, and whether alone or in combination with others) any interest in any corporation, partnership, business organization, or other similar Person that is an entity.  The Company has no Subsidiaries.
3.3	Authority.
(a) The Company has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action of the Company.  The Transaction Documents to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of such Transaction Documents.

(a) Seller has all requisite power and authority to execute and deliver the Transaction Documents to which Seller is a party, to perform his obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by Seller of the Transaction Documents to which Seller is a party and the consummation by Seller of the Transactions do not conflict with any contractual or legal obligations or restrictions applicable to Seller, nor do they require any third party authorizations.  The Transaction Documents to which Seller is a party constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with the terms of such Transaction Documents.
3.4	No Conflicts.
(a) Except as set forth on Schedule 3.4, neither the execution and delivery of the Transaction Documents to which the Company is a party nor the consummation of the Transactions by the Company will, directly or indirectly, with or without notice or lapse of time:  (a) violate in any material respect any Law or Order to which the Company or the Business is subject; (b) violate or result in a breach of any material Permit held by the Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by the Company; (c) result in a breach of any Organizational Document of the Company; (d) result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Material Contract to which the Company is a party or by which the Company is bound; or (e) require the Company to obtain any Consent of or review by, or make any registration, declaration or filing with, or give any notice to, any Governmental Body or other Person.
(b) Neither the execution and delivery of the Transaction Documents  nor the consummation of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate in any material respect any Law or Order to which Seller is subject; (b) result in the imposition of any Encumbrance upon any Shares held by Seller; or (c) require Seller to obtain any Consent of or review by, or make any registration, declaration or filing with, or give any notice to, any Governmental Body or other Person.
3.5
Financial Statements.  Attached to Schedule 3.5(a) are the following financial statements (collectively, the "Financial Statements"):  (i) the unaudited, consolidated balance sheet of the Company as of December 31, 2017, and the related statement of income for the fiscal year then ended; and (ii) the unaudited, consolidated balance sheets of the Company as of January 31, 2018, February 28, 2018, March 31, 2018 and April 30, 2018 (the "Most Recent Balance Sheets"), and the related statement of income for such periods then ended.  The Financial Statements (x) have been prepared from and are in accordance with the books and records of the Company, (y) have been prepared in accordance with accounting principles, approaches and methodologies applied on a consistent basis throughout the periods covered thereby, and (z) present fairly, in all material respects, the assets and liabilities of the Company as of their respective dates and the results of operations for the respective periods covered thereby.

3.6	Absence of Certain Changes. Except as set forth on Schedule 3.6, and except as expressly contemplated by this Agreement, since December 31, 2017:
(a) the Company has not sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;
(b) the Company has not experienced any physical damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $5,000;
(c) except for the Assignment Agreements, the Company has not entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $5,000, and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $5,000 to which the Company is a party or by which the Company or any of its assets are bound;
(d) except for the Assignment Agreements, the Company has not entered into any Contract that cannot be terminated without penalty on less than thirty (30) days' notice;
(e) no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset of the Company;
(f) the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $5,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $5,000;
(g) the Company has not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $5,000 in the aggregate, except in the ordinary course of business consistent with past practices;
(h) the Company has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness owed to it, in any case involving more than $5,000, except in the ordinary course of business consistent with past practices;
(i) the Company has (i) conducted its Business in the ordinary course of business consistent with past practices, (ii) not made any loan to, or entered into any other transaction with, any of its shareholders or officers, (iii) not entered into any employment Contract or modified the terms of any existing employment Contract, and (iv) not granted any increase in the base compensation of any of its shareholders, managers, officers or employees, other than in the ordinary course of business consistent with past practice;
(j) the Company has not made a material change in its accounting methods;

(k) there has not been any Proceeding commenced or, to the Seller's Knowledge, threatened against the Company, the Business or any assets thereof;
(l) to Seller's Knowledge there has not been any Material Adverse Change in the business operations or value of the Company; and
(m) the Company has not agreed or committed to any of the foregoing.
3.7	Title to Assets.
(a)   the Company has good and marketable title to those assets listed on Schedule 3.7(a) which are used in the conduct of the Business and are free and clear of any Encumbrances except Permitted Encumbrances.
(b) The Company leases those  assets listed on Schedule 3.7(b) which are used in the conduct of the business and to Seller's Knowledge all leases have been provided to Buyer; are listed on Schedule 3.7(c); have been performed by the Company; and are not in default.
3.8
Tangible Personal Property; Condition of Assets. To Seller's Knowledge, the tangible personal property owned or leased by the Company is in good operating condition and repair, reasonable wear and tear and normal depreciation excepted.  Except as set forth on Schedule 3.8, all such tangible personal property is located on the Leased Real Property.

3.9
Accounts Receivable. To Seller's Knowledge, except as set forth in Schedule 3.9, all accounts receivable that are included in the Receivable Value represent obligations from funds actually disbursed by the Company in connection with the Business, and the Company has obtained life insurance policy or annuity contract assignment Contracts with respect to all such accounts receivable, all of which are included in the Assignment Agreements.  Schedule 2.4 sets forth the aging of such accounts receivable.  Except as set forth on Schedule 3.9, the Seller has no knowledge of any contest, claim or right to set-off under any such accounts receivable pursuant to an Assignment Agreement that is included in the Receivable Value relating to the amount or validity thereof.

3.10	Real Property.
(a) Except for the leases set forth on Schedule 3.10(b), the Company has no right, title or interest in or to any real property.
(b) Schedule 3.10(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Company (collectively, the "Leased Real Property") and contains a street address for each Leased Real Property.  For each Leased Real Property, Schedule 3.10(b) also lists the lease, sublease, or other Contract pursuant to which the Company holds a possessory interest in the Leased Real Property (each, a "Lease").  The Company is not a sublessor of, or has assigned any lease covering, any Leased Real Property.  Leasing commissions or other brokerage fees due from or payable by the Company with respect to any Lease have been paid in full.

(c) To Seller's Knowledge, the Company has not received written notice of any condemnation or eminent domain proceedings which relate to the Leased Real Property.
3.11	Contracts.
(a) With the exception of those obligations described in Section 2.2, Schedule 3.11 lists the following Contracts currently in effect to which the Company is a party or by which the Company is bound (collectively, the "Material Contracts"):
(i) each Assignment Agreement;
(ii) each Contract between the Company and any Customer identified on Schedule 3.19, excluding any life insurance or annuity assignment agreements that have been concluded;
(iii) each Contract that involves expenditures or receipts in excess of $5,000 over the remaining term of such Contract, except the Assignment Agreements;
(iv) each real property lease, license, rental or occupancy agreement, and each personal property lease or installment or conditional sales agreement, except personal property leases and installment or conditional sales agreements having a value per item or remaining aggregate payments of less than $5,000;
(v) each collective bargaining agreement and other Contract with any labor union or other employee representative of a group of employees;
(vi) each joint venture, partnership or other similar Contract involving a sharing of profits, losses, costs or Liabilities with any other Person;
(vii) each Contract containing any covenant that purports to restrict the business activity of the Company or any of their respective employees;
(viii) each Contract for capital expenditures in excess of $5,000;
(ix) each Contract for Indebtedness that is outstanding as of the Closing Date;
(x) each employee's confidentiality agreement and employment Contract; and
(xi) other than as set forth in Section 2.2, any Contract to which Seller or any Related Person of Seller is a party.

(b) The Company has made available to Buyer a correct and complete copy of each written Material Contract.  Each Material Contract is in full force and effect.  The Company is not in default under or in breach of, or in receipt of any written notice alleging any default of, or breach under, any Material Contract which has not been resolved.  To Seller's Knowledge, the other party or parties to each Material Contract are not in default of the terms of such Material Contract.
3.12	Intellectual Property.
(a) Schedule 3.12 identifies: (i) each trade name, trademark, service mark, trade dress, corporate name, internet domain name and copyright owned by the Company, and (ii) all Intellectual Property owned by a third party and licensed to the Company, including all licensed trademarks, service marks, trade names and copyrights (excluding computer software and "off the shelf", "shrink wrap" and "click wrap" licenses).  The Company owns, or is validly licensed or otherwise possesses valid rights to use or otherwise exploit, all Intellectual Property used by it in connection with the Business.
(b) With respect to each item of Intellectual Property owned by the Company, including the Intellectual Property listed as "owned" on Schedule 3.12, the Company possesses all right, title and interest in and to the item, free and clear of any Encumbrance (other than Permitted Encumbrances).
(c) With respect to each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission (each such license, sublicense, agreement or permission, a "License"), including the Intellectual Property listed as "licensed" on Schedule 3.12:  (i) the License covering the item is in full force and effect; (ii) the Company is not in default under or in breach of, or in receipt of any written notice alleging any default of, or breach under, such License which has not been resolved; and (iii) to the Seller's Knowledge, the other party or parties to such License are not in default of the terms of such License.
(d) To the Seller's Knowledge, there is no actual unauthorized use or infringement by any Person of any Intellectual Property rights of the Company.  To Seller's Knowledge, the Company has not infringed upon any Intellectual Property rights of any third parties.
3.13	Tax.
Except as set forth on Schedule 3.13:
(a) The Company has made available to Buyer true, correct and complete copies of all federal, state and local Tax Returns filed by the Company for all taxable periods ending on or after December 31, 2014.
(b) To Seller's Knowledge, all material returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, "Tax Returns") required to be filed by the Company have been properly filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct and complete in all material respects.  The Company has timely paid all material Taxes due or claimed to be due from it by any Governmental Body and no material deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full.  There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the assets of the Company.

(c) No audit or other proceeding by any Governmental Body is presently pending with respect to any Taxes or Tax Return of the Company and the Company has not received written notice of any pending audits or proceedings.
(d) To Seller's Knowledge, Company is not a party to or is bound by or has any obligation under any Tax sharing allocation or indemnity agreement or similar contract or arrangement.
(e) To Seller's Knowledge, the Company has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.
3.14
Legal Compliance.  Except as set forth on Schedule 3.14, the Company is, and since February 6, 1996, has been, in compliance in all material respects with all applicable Laws.  No Proceeding is pending against the Company alleging any failure to comply with any applicable Law.  To Seller's Knowledge the Company has not received written notice from any Person regarding any material violation by the Company of any applicable Law.  The Company has all material Permits necessary to allow the Company to conduct and operate the Business as currently conducted and operated.  The Company is in compliance, in all material respects, with the terms and conditions of such Permits.

3.15
Litigation.  Except as set forth on Schedule 3.15, there are no Proceedings pending or, to the Knowledge of the Seller, threatened against the Company, or to which the Company is otherwise a party.  Except as set forth on Schedule 3.15, there is no outstanding Order to which the Company or any of its respective material assets are subject.

3.16	Environmental Matters.
Except as otherwise disclosed in Schedule 3.16:
(a) The Company is in material compliance with all Environmental Laws, which compliance includes possessing and complying with all material Permits required by Environmental Laws for their operations (collectively, "Environmental Permits").
(b) There are no Proceedings pending or, to the Knowledge of the Seller, threatened against the Company alleging the violation of or liability under Environmental Laws which would reasonably be expected to result in the Company incurring material Liability under Environmental Laws.

(c) To the Knowledge of the Seller, there are no investigations of the Business, or currently or previously owned, operated or leased real property of the Company, pending or threatened which would reasonably be expected to result in the Company incurring any material Liability pursuant to any Environmental Law.
3.17	Employees.
(a) Schedule 3.17 contains a complete and accurate list of the following information for each employee and independent contractor of the Company, including each employee on leave of absence or layoff status:  name, job title; date of hiring or engagement; and current compensation paid or payable.  Each employee of the Company is an at will employee.
(b) To Seller's Knowledge the Company has complied in all material respects with all applicable Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and occupational safety and health.
(c) The Company is not a party to or bound by any collective bargaining agreement.  The Company has not experienced any strike, slowdown, picketing, work stoppage or other collective bargaining dispute.  There is no lockout of any employees by the Company.
3.18	Employee Benefits.
(a) Schedule 3.18 lists each "employee benefit plan" (as defined in Section 3(3) of ERISA) and any other material employee plan or agreement maintained by the Company (each, a "Employee Benefit Plan").  The Company has made available to Buyer correct and complete copies of (i) each Employee Benefit Plan (or, in the case of any such Employee Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Employee Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Employee Benefit Plan.  Each Employee Benefit Plan maintained, contributed to or required to be contributed to by the Company has been administered in all material respects in accordance with its terms.  All the Employee Benefit Plans are all in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws.
(b) To the Knowledge of the Seller, (i) all Employee Benefit Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a "Pension Plan") that are maintained, contributed to or required to be contributed to by the Company are so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that would adversely affect the qualification of such Pension Plan.  The Company has made available to Buyer a correct and complete copy of the most recent determination letter received with respect to each Pension Plan maintained, contributed to or required to be contributed to by the Company, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c) All contributions, premiums and benefit payments under or in connection with the Employee Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Employee Benefit Plans have been timely made or have been reflected on the Most Recent Balance Sheet.  No Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.
3.19
Customers and Suppliers.  With respect to the fiscal year most recently completed prior to the date hereof and the three month period ending March 31, 2018, Schedule 3.19 lists the twenty largest (by dollar volume) Customers with which the Company has conducted business during each such period (showing the volume in dollars).  Since March 31, 2018, no Customer listed on Schedule 3.19 has notified the Company of a likely decrease in the volume of life insurance assignments to or business with the Company, or any decrease in the amount payable to the Company in connection with life insurance assignments, or of the bankruptcy or liquidation of any such Customer, or of a likely material change in the relationship between the Company and any such Customer.  Since March 31, 2018, there has not been any loss of any Customer listed on Schedule 3.19 or any material change in the relationship between the Company and any such Customer.

3.20
Transactions with Related Persons.  Except as set forth in Schedule 3.20, to Seller's Knowledge, no shareholder, manager, officer or employee of the Company or any Related Person of any of the foregoing is a party to any Contract with the Company.

3.21
Insurance.  All material insurance policies pertaining to the Company are in full force and effect on the date hereof.  Excluding insurance policies that have expired and been replaced in the ordinary course of business, no material insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Seller, no threat has been made to cancel any insurance policy of the Company during such period.

3.22
No Brokers' Fees.  No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for the Company or Seller in connection with this Agreement and the Transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

3.23
Sales Reports.  Attached to Schedule 3.23 is a copy of sales reports of the Company that have been furnished to Buyer.  The Company warrant as to the accuracy and completeness of the information contained in such sales reports.

3.24
Accuracy of Due Diligence Materials.  All documents, agreements, financials, and other materials provided by Seller or the Company to Buyer in connection with the due diligence conducted in connection with the Transactions contemplated by this Agreement have been true, correct and complete originals or copies of the documents, agreements, financials, and other materials purported to be provided or to which access has been given.  To Seller's Knowledge, none of the information heretofore furnished by Seller or the Company contains any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of circumstances under which they are made, not misleading.

ARTICLE II
 REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer hereby represents and warrants to Seller as follows as of the Closing Date:
4.1
Organization and Authority. Buyer is a subchapter C corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by Buyer of each Transaction Documents to which Buyer is a party and the consummation by Buyer of the Transactions have been duly approved by all requisite corporate action of Buyer.  Each Transaction Document to which Buyer is a party constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Transaction Document.

4.2
No Conflicts.  Neither the execution and delivery of the Transaction Documents nor the consummation of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate in any material respect any Law or Order to which Buyer is subject; (b) result in a breach of any Organizational Document of Buyer; (c) require Buyer or any of its Affiliates to obtain any Consent of or review by, or make any registration, declaration or filing with, or give any notice to, any Governmental Body or other Person; or (d) result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any material Contract to which Buyer is a party or by which Buyer is bound.

4.3
No Brokers' Fees.  No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for Buyer in connection with this Agreement and the Transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

4.4
Litigation.  There are no Proceedings pending or, to the knowledge of Buyer, threatened that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the Transactions.

4.5
Financial Resources.  Buyer (i) has, and at the Closing will have, sufficient funds  available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder including pursuing in a timely and professional manner the collection of all outstanding receivables as contemplated in this contract, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

4.6
Investment Intention.  Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof.  Buyer understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.7	Condition of the Business. Buyer acknowledges that it has completed to its satisfaction its own due diligence investigation with respect to Seller, the Company, the Shares and the Business.
4.8	Collection of Receivable. Buyer will promptly and professionally seek to collect and pursue all appropriate legal means to collect all outstanding receivables of the Company as of the date of Closing.
ARTICLE III
 POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:
5.1
Payment of Transfer Taxes.  If there should be any governmental charges, fees or "Transfer Taxes" assessed against either party to this contract for the Sale and Purchase of the stock in the Company.  The party against which such charges, fees or Transfer Taxes are assessed by the governmental entity shall promptly pay and satisfy such obligation.

5.2
Retention of and Access to Books and Records.  Buyer will, and will cause the Company to, retain for a period consistent with Buyer's record-retention policies and practices (but in no event less than three years), all books and records held by them relating to the Company.  Buyer will provide to Seller or any Representatives of Seller reasonable access thereto, during normal business hours and on at least three Business Days' prior written notice, for any reasonable business purpose specified by Seller in such notice.

5.3	Tax Matters.
(a) Seller shall prepare or cause to be prepared and the Company shall file or cause to be filed all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date ("Pre-Closing Periods") including any that are required to be filed after the Closing Date.  Seller shall provide a copy of all Pre-Closing Period Tax Returns to Buyer for review at least twenty (20) days prior to the due date for filing such Tax Returns (or date such Tax Returns will be filed), and shall permit Buyer to review and comment on such Tax Returns prior to filing.  Except as required by Law, without the prior written consent of Seller (which consent shall not be unreasonably withheld), neither Buyer nor any Affiliate thereof (including for such purpose the Company) shall file any amended Tax Return with respect to any such period.  To the extent permitted by applicable Law, neither the Company nor any Affiliate thereof shall carry back any Tax attribute to any such period.  For the avoidance of doubt, the Company shall carry back any net operating loss arising in the final Pre-Closing Period, to the maximum extent permitted by Law.  Seller shall have the right to handle, defend, conduct and control any Tax Claim relating to any Tax refund arising by operation of the preceding sentence.  Seller shall also have the right to compromise or settle any such Tax Claim that it has the authority to control pursuant to the preceding sentence.

(b) Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company relating to taxable periods that begin on or after the Closing Date.
(c) The Company will close the taxable year of the Company as of the day prior to the Closing Date pursuant to Section 1362(e) of the Code and the regulations thereunder.
(d) Notwithstanding any other provisions hereof, if an audit or other Proceeding is commenced, an adjustment is proposed or any other claim is made by any taxing authority with respect to a Tax liability of the Company for a Pre-Closing Period, (a "Tax Claim"), Buyer shall promptly notify Seller of such audit or other proceeding, proposed adjustment or claim.  Seller shall have the right to handle, defend, conduct and control any Tax Claim relating to a Pre-Closing Period.  Seller shall also have the right to compromise or settle any such Tax Claim that it has the authority to control pursuant to the preceding sentence.  To the extent that Seller requires a power of attorney to represent the Company before a taxing authority, Buyer, the Company or any of their Affiliates (as appropriate), promptly upon written request by Seller, shall execute such powers or specific authorizations of representative capacity, including acknowledgment on such power or authorization of Seller's settlement authority described in this Section.  In the event of a conflict between the provisions of this Section and the provisions of Section 6.6, the provisions of this Section shall control.
(e) Any refunds (and any interest received thereon) of any Tax imposed on the Company for any Pre-Closing Period shall be payable to Seller.
(f) Following the Closing, the Parties shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative Proceedings relating to Liability for Taxes of the Company.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  The Parties shall preserve and cause to be preserved all information, returns, books, records and documents relating to any Liabilities for Taxes of the Company with respect to a taxable period until the later of 60 days after the expiration of all applicable statutes of limitations and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

(g) Section 338(h)(10) Election Matters
(i) Seller and Buyer shall cooperate to take or cause to be taken all actions necessary and appropriate to effect a timely election under Section 338(h)(10) of the Code and the regulations promulgated thereunder (and any corresponding elections under state or local tax law) (collectively, a "338(h)(10) Election") with respect to the purchase and sale of the Shares of the Company.  The Seller will pay any Tax attributable to the making of a 338(h)(10) Election.  The Seller shall indemnify the Buyer and the Company against any Losses arising from the failure by the Seller to pay any taxes attributable to the making of the 338(h)(10) Election without reference to the limitations in Section 6.4(a) and Section 6.4(b).  The Seller and the Buyer shall jointly prepare IRS Form 8023, and such other forms and schedules as are necessary or required to make the 338(h)(10) Election, and each covenants and agrees with the other that it shall execute such forms and schedules and shall take all such other acts as are necessary to make or perfect such 338(h)(10) Election including, but not limited to, executing IRS Form 8883 allocating the total purchase price.
(ii) The allocation of the total purchase price shall be determined by Buyer (with the consent of the Seller, which shall not be unreasonably withheld) based on the fair market value of the assets as of the Closing Date consistent with Sections 338 and 1060 of the Code and the regulations thereunder.
ARTICLE IV
 INDEMNIFICATION
6.1	Indemnification by Seller.
(a) Subject to the terms and conditions of this Article VI, Seller, shall indemnify and hold harmless Buyer, its successors and assigns (each, a "Buyer Indemnified Party") from and against any and all Losses, whether or not pursuant to a third party claim (collectively, "Buyer Losses"), resulting from or arising out of or in connection with:
(i) any material breach or inaccuracy of any representation or warranty made by Seller in this Agreement; and
(ii) any breach of, or failure of Seller to perform, any covenant or obligation of Seller in this Agreement.
6.2
Indemnification by Buyer.  Subject to the terms and conditions of this Article VI, Buyer shall indemnify and hold harmless Seller, his successors and assigns from and against any and all Losses, whether or not pursuant to a third party claim (collectively, "Seller Losses"), resulting from or arising out of or in connection with:

(a) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement; and

(b) any breach of, or failure of Buyer to perform, any covenant or obligation of Buyer in this Agreement.
6.3
Survival and Time Limitations.  All representations and warranties contained in this Agreement shall survive the Closing for a period of 18 months after the Closing Date, whereupon all such representations and warranties shall expire and terminate and shall be of no further force or effect, except that the representations and warranties set out in Sections 3.1, 3.2, 3.3, 3.13, 3.18, 3.22, 4.1, 4.3 and 4.6 (collectively, the "Fundamental Representations") shall each survive until the date that is 30 days after expiration of the applicable statute of limitation period.  All covenants and agreements set out in this Agreement shall survive the Closing until the date set forth for expiration of such covenant (if an expiration date is specifically so stated) or otherwise until the date that is five years after the Closing Date.  The indemnification obligations pursuant to this Article VI for Losses arising from a breach of a representation, warranty or covenant shall terminate at the expiration of the relevant survival period set forth in this Section 6.3, unless the party seeking indemnification (the "Indemnified Party") delivers written notice to the party from whom indemnification is sought (the "Indemnifying Party") in accordance with the applicable provisions of this Article VI.

6.4	Limitations. Notwithstanding anything in this Article VI to the contrary:
(a) The Buyer Indemnified Parties shall only have the right to indemnification pursuant to Section 6.1(a)(i) if the Buyer Indemnified Parties shall have incurred, as to all matters giving rise to indemnification under Section 6.1(a)(i), an aggregate amount of Buyer Losses in excess of an amount equal to $20,000 (the "Deductible"), whereupon, provided the other requirements of this Article VI have been complied with and subject to the other limitations of this Article VI, Seller shall be liable to indemnify Buyer Indemnified Parties only for Losses in excess of the Deductible; provided, however, that the foregoing limitation shall not apply to any Buyer Losses arising out of any claims resulting from (i) fraud, or (ii) breaches of any of the Fundamental Representations made by Seller.
(b) (i) The maximum aggregate liability of Seller for all Buyer Losses pursuant to Sections 6.1(a)(i) shall be the Purchase Price.
(ii) The maximum aggregate liability of Buyer for all Seller Losses pursuant to Section 6.2(a) shall be an amount equal to Section 2.3(a)(i); provided, however, that the foregoing limitation shall not apply to any Losses arising out of claims (A) resulting from fraud, or (B) resulting from breaches of any of the Fundamental Representations made by Buyer.
(c) Each Indemnified Party shall take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(d) The amount of any Losses incurred by any Indemnified Party shall be reduced by the net amount that such Indemnified Party actually recovers (after deducting all reasonable attorneys' fees, out-of-pocket expenses, deductibles and other costs of recovery) from any insurer or third party liable for such Losses.  If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of reasonable attorneys' fees, out-of-pocket expenses, deductibles and other costs of recovery.
(e) The amount of any Losses incurred by any Indemnified Party shall be reduced by an amount equal to any income Tax benefit actually realized by such Indemnified Party resulting from the incurrence or payment of such Losses, determined after taking into account any income Tax detriment of any indemnification payments made or to be made in connection with such Losses, but only to the extent that any such reduction does not prevent Indemnified Party from recovering the full amount of Losses determined on an after Tax basis.
(f) Notwithstanding anything in this Article VI, no Indemnified Party or its successors or assigns shall have any right or entitlement to indemnification from an Indemnifying Party for any Losses to the extent that such Indemnified Party or its successors and assigns had already recovered such Losses with respect to the same matter pursuant to any other provision of this Agreement, and such Indemnified Party shall be deemed to have waived and released any claims for such Losses to the extent already recovered hereunder by such Indemnified Party and shall not be entitled to assert any such claim for indemnification for such Losses.
(g) In no event shall any Person be entitled to recover or make a claim for any amounts in respect of, and in no event shall "Losses" be deemed to include indirect, expectation, incidental, special or consequential damages, lost profits or revenues, business interruption, exemplary or punitive damages or diminution in value and, in particular and without limiting the generality of the foregoing, no "multiple of earnings" or "multiple of cash flow" or similar valuation methodology shall be used in calculating the amount of any Losses.
(h) In the event Buyer proceeds with the Closing notwithstanding Buyer's knowledge at or prior to the Closing of any breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against Seller with respect to such breach under this Article VI or otherwise.
6.5
Manner of Payment.  Any Losses for which Seller is obligated to indemnify any Buyer Indemnified Party shall first be paid to such Buyer Indemnified Party from any available amount of the Escrow Amount, until the Escrow Amount has been reduced to zero or fully disbursed.  No Buyer Indemnified Party shall be entitled to seek indemnification from Seller unless and until the Escrow Amount has been reduced to zero or fully disbursed.

6.6	Third-Party Claims.
(a) If a third party makes, initiates or commences any claim, lawsuit or arbitration (a "Third-Party Claim") against an Indemnified Party with respect to any matter that the Indemnified Party might make a claim for indemnification against any Indemnifying Party under this Article VI, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents provided or delivered to, or served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.
(b) The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnifying Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim.  If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third-Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party only if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim.  The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim.
(c) Notwithstanding anything in this Section 6.6 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Third-Party Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and, subject to the applicable limitations of this Article VI, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third-Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third-Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Third-Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Third-Party Claim.  If the Indemnifying Party makes any payment on any Third-Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third-Party Claim.

(d) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.
6.7
Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof; provided, however, that any failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to Buyer's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

6.8
Exclusive Remedy.  From and after the Closing, indemnification pursuant to the provisions of this Article VI shall be the sole and exclusive remedy for any breach of this Agreement or otherwise relating to the subject matter of this Agreement and the Transactions.  The limitations in this Section 6.8 shall not apply with respect to any fraud committed by a party hereto in connection with this Agreement or the Transactions contemplated hereby or to rights of specific performance set forth in Section 7.13.

ARTICLE V
 MISCELLANEOUS
7.1
Further Assurances.  Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things (including the execution and delivery of such further instruments or documents as may be reasonably necessary or convenient to transfer and convey any Shares to Buyer), all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

7.2
No Third-Party Beneficiaries.  This Agreement does not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

7.3
Entire Agreement.  The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

7.4
Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the other Party.

7.5
Counterparts.  This Agreement may be executed in two or more counterparts (by original, facsimile or electronic "PDF" signatures), each of which will be deemed an original but all of which together will constitute one and the same agreement.

7.6
Notices.  Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (b) one Business Day after delivery of such notice in person and (c) the date such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Buyer:

Security National Financial Corporation
5300 South 360 West, Suite 250
Salt Lake City, Utah 84123
Attention:  S. Andrew Quist

If to Seller:

Ronald D. Maxson
2416 Ocean Shore Crescent #303
Virginia Beach, Virginia 23451

with a copy to:

R. Edward Bourdon, Jr., Esquire
Sykes, Bourdon, Ahern & Levy, P.C.
281 Independence Blvd.
Pembroke One, Fifth Floor
Virginia Beach, Virginia 23462

7.7
Attorney Fees.  In the event any party hereto institutes litigation to enforce its rights or remedies under this Agreement, the party prevailing in such litigation shall be entitled to receive an award from the non-prevailing party of the prevailing party's reasonable attorney fees and costs incurred in connection with such litigation.  The foregoing shall include reasonable attorney fees and costs incurred at trial, on any appeal and in any proceeding in bankruptcy.

7.8
Governing Law.  This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law principles of any jurisdiction.

7.9
Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Parties.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party.  The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party's rights at a later time to enforce such provision.  No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

7.10
Severability.  Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11
Expenses.  Seller will bear all expenses incurred by Seller or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date, including all broker, finder or agent commissions and fees and all attorneys' fees and costs.  Buyer will bear all expenses incurred by Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date, including all broker, finder or agent commissions and fees and all attorneys' fees and costs.

7.12
Interpretation.  The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or exhibit refers to the corresponding Schedule or exhibit attached to this Agreement and all such Schedules and exhibits are incorporated herein by reference.  The word "including" in this Agreement means "including without limitation."  This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement.  Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the Closing Date.  All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP applied on a consistent basis.  The word "or" in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days.  In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

7.13
Specific Performance.  Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any covenant in this Agreement is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any covenant in this Agreement and to enforce specifically any covenant in this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

 [Signature pages follow]

The Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.
BUYER: SECURITY NATIONAL FINANCIAL CORPORATION

By: /s/ S. Andrew Quist
Name: S. Andrew Quist Title: Vice President

COMPANY: BETA CAPITAL CORP.

By: /s/ Ronald D. Maxson
Name: Ronald D. Maxson Title: President and sole stockholder

SELLER:

/s/ Ronald D. Maxson
RONALD D. MAXSON, INDIVIDUALLY